Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated effective as of August 12, 2016 (“Effective Date”) by and between Gold Resource Corporation, a Colorado corporation  (“Buyer”) and TXAU Development, Ltd., a Texas limited partnership and TXAU Investments, Ltd., a Texas limited partnership, (“Shareholders”) and Walker Lane Minerals Corporation, a Nevada corporation (“Company”).

WHEREAS, Shareholders own all of the presently outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, Shareholders have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares from Shareholders at the price and on the terms and subject to the conditions set forth below; and

WHEREAS, the Shareholders have transferred to the Company all right, title and interest in and to the assets listed on Schedule A.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties, the parties agree as follows:

Article 1
DEFINITIONS

1.1For the purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following words and phrases shall have the following meanings:

“Acquired Interest” has the meaning ascribed thereto in Section 5.1;

“Affiliate” means any person (including an individual), partnership, joint venture, corporation, or other form of enterprise which directly controls, is controlled by or is under common control with a party to this Agreement, and for the purposes hereof:

(a)“control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise, and

(b)in the absence of evidence to the contrary, ownership of fifty percent (50%) or more of the voting securities of a corporation will constitute “control”;

“Agreement” means this Stock Purchase Agreement and every schedule attached hereto, all as may be amended solely in writing by the parties hereto from time to time;

“Area of Interest” means the geographic area consisting of the Mining Claims described in Schedule A hereto plus a one mile distance from the outermost perimeter of the Mining Claims;

 “ARO-NV Claims” means the 25 unpatented mining claims held by the Company and as more particularly described in the list of assets on Schedule A;

“ARO-NV Third Party Royalty” means the existing 2% NSR royalty in favor of an unrelated third party reserved on the ARO-NV Claims as of the Effective Date pursuant to that certain Quitclaim Deed from Coca Mines, Inc, to TXAU Investments, Ltd., dated January 13, 2005.

“ARO-NV-Walker Royalty” means the existing 1% NSR royalty in favor of TXAU Investments, Ltd., on the ARO-NV Claims as of the Closing Date pursuant to that certain ARO-NV CLAIMS NET SMELTER RETURNS ROYALTY AGREEMENT dated August 8, 2016;

 “Business Day” means a day other than a Saturday, Sunday or any day on which chartered banks in the City of Denver, Colorado, U.S.A., are not open for business during normal banking hours;

 “Closing” means the consummation of the purchase and sale of the Shares contemplated herein at such time and place as deemed acceptable and agreed to by both parties.

“Closing Date” means the date upon which the Closing occurs which shall occur on or before August 12, 2016, unless otherwise agreed to by the parties in writing.

“Effective Date” means the date first written above and shall include the term, the date hereof, and the terms may be used interchangeably.

 “Environmental Laws” means any and all federal, state, municipal, national or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances or official directives having application in the relevant jurisdiction and having application to the Property;

“Environmental Permits” means the water pollution control permit, and stormwater pollution prevention permit as described with more particularity in the list of assets in Schedule A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing Royalties” means those particular royalties encumbering the Property as of the Closing Date and defined herein as the Isabella Royalty, the Isabella-Pearl Royalty, the ARO-NV Third Party Royalty, the ARO-NV-Walker Royalty and the TXAU-Walker Royalty and no others;

“GORO Shares” means the common stock of Gold Resource Corporation, a corporation existing under the laws of the State of Colorado, which is listed on the NYSE MKT securities exchange (“NYSE MKT”) and traded under the symbol, “GORO”;

“Governmental Authority” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office;

 “Isabella Claims” means the 10 unpatented mining claims held by the Company and as more particularly described in the list of assets in Schedule A;

“Isabella Royalty” means the existing 6% gross receipts royalty reserved on the Isabella Claims as of the Effective Date pursuant to that certain Lease Agreement dated April 12, 1992 by and between certain individual landholders and Combined Metals Reduction Company, of which the Company holds a 50% interest in such royalty pursuant to that certain Assignment of Lease and Royalties and Assumption of Lease dated August 8, 2016 by and between Henry R. Johnston and the Company and the net effect results in a 3% gross receipts royalty payable to an unrelated third party;

“Isabella-Pearl Claims” means the 48 unpatented mining claims held by the Company and as more particularly described in the list of assets in Schedule A;

“Isabella-Pearl Royalty” means the existing 3% NSR royalty in favor of TXAU Investments, Ltd. on the Isabella-Pearl Claims as of the Closing Date pursuant to that certain ISABELLA/PEARL CLAIMS NET SMELTER RETURNS ROYALTY AGREEMENT dated August 8, 2016;

“Knowledge” The term knowledge with reference to the Company or Shareholders’ means Henry R. Johnston’s actual knowledge without undertaking any investigation or due diligence;

“Leases” means the Lease Agreement dated April 12, 1992 by and between certain individual landholders and Combined Metals Reduction Company and the Lease Agreement dated May 28, 2015 by and between TXAU Investments, Ltd. and SMM Mining Inc. as more particularly described in the list of assets in Schedule A;

 “Mining Claims” means the unpatented mining claims held by the Company as of the Effective Date and described on the list of assets in Schedule A;

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

“Permits” means all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign related to the operation of the Company’s business held by the Company on the Effective Date;

“Property” means the Mining Claims set forth in Schedule A hereto together with the appurtenant surface rights, mineral rights, water rights, all NSR royalty payments pre-paid in advance of the Closing Date, project design and engineering studies and all Permits held by Company on the Effective Date;

“Reclamation Bonds” means those bonds held to secure reclamation obligations, more particularly described on the list of assets in Schedule A.

“Reimbursement” means the payment to Shareholders as provided in Section 3.3.

“Reorganization” means the exchange of Shares for Stock Consideration pursuant to this Agreement which is intended to qualify as a “B” Reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended;

“Stock Consideration” means the portion of the Purchase Price payable to Shareholders as part of the transactions contemplated herein that consists of 2,000,000 restricted shares of common stock of Gold Resource Corporation ;

“Survival Period” means the period contained in Section 7.1.

“TXAU Adjacent Claims” means the 258 unpatented mining claims held by the Company and as more particularly described in the list of assets in Schedule A;

 “TXAU-Walker Royalty” means the existing 1% NSR royalty in favor of TXAU Investments, Ltd. on the TXAU Adjacent Claims as of the Closing Date pursuant to that certain TXAU NET SMELTER RETURN ROYALTY AGREEMENT dated August 8, 2016; and

“Water Rights” means the permits to appropriate water issued by the Nevada Division of Water Resources as described in the list of assets in Schedule A

As used in this Agreement, unless the context otherwise requires, the following rules apply:

(a)the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

(b)unless otherwise specified, time periods within, or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day, if the last day of the period is not a Business Day;

(c)reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(d)headings in this Agreement are for convenience only and shall not affect its interpretation; and

(e)references to “include”, “includes” or “including” and the like shall be construed, in each case, as if followed by the words “but without limitation”.

(f)This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

Agreement, binding on all of the Parties.  The Parties agree that facsimile or portable document format (PDF) copies of signatures shall be deemed originals for all purposes hereto and that a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any Proceeding brought hereunder.

Article 2
REPRESENTATIONS AND WARRANTIES

2.1Shareholders and Company shall not be deemed to have made to Buyer any representations or warranty other than as expressly made by Shareholders or Company in Section 2.1, hereof.  Shareholders and Company expressly disclaim any warranty not contained in Section 2.1.  Subject to the foregoing sentence, the Company severally and the Shareholders, jointly and severally, represent and warrant to Buyer as of the Effective Date (which representations and warranties shall survive the Closing for the period as provided in Section 7.1 of this Agreement) as follows:

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to do business and is in good standing in the states where qualification is required due to (i) the Company’s ownership or lease of real or personal property for use in the operation of the Company’s business or (ii) the nature of the business conducted by the Company. The Company has not at any time owned nor leased any real or personal property other than the Property, the Leases or any royalties described herein, or had any business, operations, obligations or liabilities, under any assumed or fictitious names. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted.

(b)The authorized capital of the Company consists of Ten Thousand (10,000) shares, par value, and the Shareholders own all Ten Thousand (10,000) shares (the “Shares”), which as of the Closing Date:

(i)such Shares represent all of the issued and outstanding capital stock of the Company;

(ii)such Shares are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws;

(iii)no Person holds any interest in any Shares except the Shareholders; and

(iv)the Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option, warrant or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

(c)The Company and Shareholders have all requisite power, right and authority to enter into this Agreement and the documents provided herein (the “Transaction Documents”) to which they are a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other Person. The Shareholders have taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

(d)This Agreement has been, and the other Transaction Documents to which the Company and/or Shareholders are a party on the Closing Date will be, duly executed and delivered, and this Agreement is, and each of the other Transaction Documents to which they are a party on the Closing will be, the legal, valid and binding obligation of the Company and/or Shareholders, enforceable against the Company and/or Shareholders in accordance with their terms.

(e)The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and Shareholders, and the consummation of the transactions contemplated hereby and thereby, will not:

(i)violate, conflict with, or result in any breach of, any provision of the Company’s articles of incorporation or bylaws or any of the Shareholders’ governing documents;

(ii)violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any lease, contract or judgment to which the Company or any Shareholder is a party or by which it is bound;

(iii)violate any applicable law, statute, rule, ordinance or regulation of any governmental body;

(iv)except for the Company and Shareholder approvals and any governmental approvals and Permits, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental body or Person;

(v)give any party with rights under any lease, contract, judgment or other restriction to which the Company or any Shareholder is a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction;

(vi)result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company or any Shareholder is a party or by which it is bound or to which any assets of the Company or any Shareholder are subject;

(vii)result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company; or

(viii)to the Company and Shareholders’ Knowledge, invalidate or adversely affect any Permit, license, authorization or status used in the conduct of the business of the Company.

(f)Shareholders understand that the securities comprising the Stock Consideration have not been registered under the Securities Act but are offered in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and the Buyer is relying in part upon the truth and accuracy of, and Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of Shareholders to receive the Stock Consideration. Shareholders are acquiring the Stock Consideration for investment purposes, for their own accounts and not with a view towards, or for resale in connection with, the resale or distribution thereof in a manner that would violate the Securities Act and further do not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Stock Consideration.

(g)Shareholders are acquiring the Stock Consideration for investment purposes, for their own accounts and not with a view towards, or for resale in connection with, the resale or distribution thereof in a manner that would violate state or federal securities laws; provided however, by making the representations herein, the Shareholders do not agree to hold any of the Stock Consideration for any minimum or other specific term.

(h)Shareholders have reviewed the SEC Reports (as defined in Section 2.2(f) below), including Buyer’s most recent annual report on Form 10-K filed with the SEC and any other reports or documents filed by the Buyer with the SEC since the filing of the Form 10-K has been given access to additional information regarding the Buyer, and has utilized such access to its satisfaction for the purpose of obtaining such information as it has reasonably requested; and, particularly, it has been given reasonable opportunity to ask questions of, and receive answers from, representatives of the Buyer and to obtain any additional information, to the extent reasonably available.

(i)In reaching a decision to accept the Stock Consideration, Shareholders have such knowledge and experience in financial and business matters that they are capable of reading and interpreting financial statements and evaluating the merits and risk of an investment in the securities and have the net worth to undertake such risks.

(j)Shareholders have obtained, to the extent they deem necessary, their own professional advice with respect to the risks inherent in the investment in the securities, and the suitability of an investment in the securities comprising the Stock Consideration in light of their financial condition and investment need.

(k)Shareholders acknowledge that  (i) the acquisition of the Stock Consideration is a long-term investment to be held in accordance with applicable securities laws;  (ii)

they must bear the economic risk of investment because the shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, the shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (iii) the transferability of the securities is restricted and requires compliance with Rule 144 promulgated under the Securities Act or the availability of a different exemption from the registration under the Securities Act and a legend will be placed on the certificate(s) representing the Stock Consideration referring to the applicable restrictions on transferability.

(l)Shareholders certify, under penalties of perjury, that they are NOT subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code.

(m)The Company does not have, and has never had, any subsidiaries, does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

(n)By the Closing Date, the Company has provided an unaudited balance sheet or equivalent financial records and Shareholders have provided tax returns or other acceptable evidence, subject to applicable revision to be provided no later than January 31, 2017, to support the declared tax basis of the Property owned by Company.

(o)The Company has no unpaid liabilities or obligations of any nature other than Leases and Existing Royalties in effect as of the Effective Date and to the Shareholders’ Knowledge there are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy, or any other debtor relief actions contemplated by either Shareholder or filed by either Shareholder, pending in any current judicial or administrative proceeding against either Shareholder.

(p)The Company has timely filed all tax returns and reports (including information returns and reports) if and as required by law.

(q)The Company will have at Closing good and marketable title to all of its properties and assets free and clear of any payment obligation to any third party or other lien and encumbrance except for the Existing Royalties and Leases, subject to any exceptions and disclosures contained in the report prepared by Patricia Winmill, dated March 14, 2008, attached hereto as Schedule B and as disclosed on Schedule 2.1(q).

(r)The Mining Claims are accurately described in Schedule A have been duly and validly located, recorded and issued and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof, subject to any exceptions and disclosures contained in the report prepared by Patricia Winmill, dated March 14, 2008, attached hereto as Schedule B and as disclosed in Schedule 2.1(q) and all maintenance fees due for the period of September

1, 2016 through August 31, 2017 to the Bureau of Land Management (“BLM”) have been paid as of the Effective Date.

(s)Except for the Existing Royalties in effect as of the Effective Date, Leases and as disclosed on Schedule 2.1(q), the Mining Claims are not subject to any agreements or rights of third parties (expressly including but not limited to any other royalties in existence prior to the Closing Date affecting the Isabella Claims other than the Isabella Royalty), and are free and clear of all liens, charges and encumbrances whatsoever. The Company and Shareholders have not received any notice of, any material claim or judicial or administrative proceeding, pending or threatened against, or which may affect, the Property or Company operations, relating to, or alleging any violation of any Environmental Laws and have no Knowledge of any facts which could give rise to any such claim or judicial or administrative proceeding. To the best of the Company’s and Shareholders’ Knowledge, none of the Property or operations thereon is the subject of any investigation, evaluation, audit or review by any Governmental Authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority.

(u)To the best of the Company’s and Shareholders’ Knowledge, other than such information that has been provided by Shareholders to Buyer, no hazardous or toxic waste or substance is or has been stored on the Property, nor has it disposed of any hazardous or toxic waste from the Property, in either case in a manner contrary to any Environmental Laws, and to the best of its Knowledge there are no contaminants on the Property other than in compliance with Environmental Laws.

(v)To the best of the Company’s and Shareholders’ Knowledge, other than such information that has been provided to Buyer, there is no contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Laws.

(w)With respect to the properties and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances. The Company is not in default under any lease nor does the Company have Knowledge of any event which has occurred, after notice or the passage of time or both, will or may constitute a default under any lease.

(x)Except for the Existing Royalties and Leases, there are no other contracts, agreements, arrangements and understandings oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, intellectual property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, leases, rental agreements, purchase orders, sales orders and sale and distribution agreements. There are not, under any of the Existing Royalties and Leases, any defaults or events of default on the part of the Company or the Shareholders, or to the Company’s Knowledge, any other party thereto. Except as to Existing Royalties and Leases, no consent is required from any Person pursuant to any contracts in connection with the consummation of the transactions contemplated by this Agreement, and neither the Company nor the Shareholders have received notice, nor does the Company otherwise have Knowledge, that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

(y)There are no claims pending or, to the Company’s Knowledge, threatened against the Company, before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.

(z)The Company has sufficient title and ownership of all patents, trade names, trademarks, service marks, copyrights, net names, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others (the “Intellectual Property”), none of the Intellectual Property or the Company’s rights thereto are being infringed or otherwise violated by any Person and the use of the Intellectual Property by the Company in the operation of its business as now conducted or as proposed to be conducted does not infringe or otherwise violate any rights of any Person, and there is no pending or threatened claim, demand, cause of action, suit or proceeding, hearing or investigation alleging any such infringement or violation. In addition, there is no pending or threatened claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or the Company’s rights, with respect to any of the Intellectual Property and there is no basis for any such Claim.

(aa) The Environmental Permits are in good standing and are valid and in full force and effect, and no proceeding is pending or threatened, the object of which is to revoke, limit or otherwise affect any Environmental Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

(bb)The Company does not have, and has never had, any employees and there are no disputes, grievances or material disciplinary actions related to employees pending or threatened to the Company’s Knowledge. There are no existing employee benefit plans, funds, policies, programs, contracts, arrangements or practices of any kind (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any employment, consulting or personal services contracts (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

(cc)No information furnished by or on behalf of the Company to Buyer or its representatives in connection with this Agreement or the transactions contemplated by this Agreement to Knowledge of Company is materially false or misleading. In connection with such information and with this Agreement and the transactions contemplated hereby, the Company has not made any untrue statement of financial or material fact or omitted to state a fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made or delivered, not misleading.

(dd)No broker, finder or other financial consultant has acted on behalf of the Company or the Shareholders in connection with this Agreement. The Shareholders shall indemnify and hold Buyer harmless from any brokers, finders or other consultants fees or commissions incurred or accrued in connection with this Agreement or the transactions contemplated by this Agreement by the Company or the Shareholders.

2.2Buyer represents and warrants to the Company and Shareholders that:

(a)it is a corporation, duly organized validly existing and in good standing in the jurisdictions of its incorporation and all jurisdictions in which it conducts business.

(b)it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c)it has duly obtained all necessary corporate authorizations for the execution, delivery and performance of this Agreement and the Transaction Documents and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any applicable laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constituent documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject.

(d)the execution, delivery and performance of this Agreement and/or the Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby or thereby by the Buyer will not (i) violate, conflict with, or result in any breach of, any provision of the Buyer’s articles of incorporation or bylaws; (ii) violate, conflict with, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which the Buyer is a party by which it is bound or (iii) violate any applicable law, statute, rule or regulation of any governmental body.

(e)it is not a party to any actions, suits or proceedings which could materially affect its ability to meet its obligations under this Agreement.

(f)as of the Effective Date, it has filed all required forms, reports and documents required to be filed by it with the SEC under the Securities Act and the Exchange Act (“SEC Reports”) for the past 3 years, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act, and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The audited consolidated financial statements of Buyer included in the SEC Reports were prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

(g)as of the as of the Effective Date, Buyer’s issued and outstanding capital consists of 54,266,706  shares of duly authorized and validly issued common stock, which shares are fully paid and non-assessable and have been issued in compliance with federal and state securities laws, and no shares of preferred stock are outstanding, and except as disclosed in the SEC Reports, there are no authorized or outstanding warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of Buyer or any of its subsidiaries.

Article 3

PURCHASE AND SALE

3.1Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from the Shareholders the Shares, which comprise all of the outstanding capital stock of the Company.

3.2Buyer shall pay at Closing the total consideration (the “Purchase Price”) in the form and to Shareholders of

2,000,000 GORO Shares which will be allocated between the Shareholders as follows:  940,000 shares to TXAU Investments, Ltd. and 1,060,000 shares to TXAU Development, Ltd. (“Stock Consideration”) which shall be free and clear of any liens, encumbrances or claims other than restrictions imposed by applicable state or federal securities’ laws.

3.3Buyer shall assume, pay as directed by TXAU Investments, Ltd. or pay to TXAU Investments, Ltd. a maximum amount of US $100,000 as reimbursement for Company expenses in connection with the Reorganization.

3.4Buyer shall pay at Closing to TXAU Investments, Ltd. the additional sum of Fifty Two Thousand Eight Hundred Fifty Five and no/100 Dollars ($52,855.00) as reimbursement for the pre-payment of the BLM Fees on the Mining Claims for the period September 1, 2016 through August 31, 2017 (the “Reimbursement”).

Article 4

CONDITIONS

4.1Buyer’s obligations under this Agreement are subject to the satisfaction of each of the following conditions, on or at Closing, each of which is material, for the sole benefit of the Buyer and may be waived only in writing by the Buyer:

(a)The representations of the Company and the Shareholders contained in Section 2.1 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(b)The Company and the Shareholders shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by them on or before the Closing Date;

(c)Buyer shall have received a certificate of an officer of the Company, in a form reasonably acceptable to Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 4.1(a) and 4.1(b)  have been fulfilled;

(d)Buyer shall have received approval for listing the Stock Consideration for trading on the NYSE MKT or any stock exchange where such securities are listed for trading as of the Closing Date;

(e)Buyer shall have received the resignation of Henry R. Johnston, in all of the positions as officer and as Director of the Company, effective as of the Closing;

(f)The Shareholders shall have delivered to the Buyer certificates representing the Shares, duly endorsed for transfer on the Company’s books;

(g)The Shareholders, the Company and Henry R. Johnston shall have executed and delivered the respective agreements related to the Isabella-Pearl Royalty, the ARO-NV-Walker Royalty and the TXAU-Walker Royalty each in a form acceptable to Buyer, the assignments of the Leases and obtained required consents thereto;

(h)The results of the Buyer’s due diligence investigation of the Property, the Company and the Shareholders as it relates to the Shares shall be satisfactory in all respects to the Buyer; and

(i)From the Effective Date to the Closing Date, there shall not have been any material adverse change in (i) the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or prospects of the Company; (ii) with respect to the Shareholders and the Shares, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws affecting the Company or in any third party contractual or other business relationships of the Company or (iii) the Property.

4.2The Company and Shareholders’ obligations  under this Agreement are subject to the satisfaction of each of the following conditions, on or at Closing, each of which are for the sole benefit of Shareholders and may only be waived by Shareholders:

(a)The representations of the Buyer contained in Section 2.2 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and

(b)Buyer shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by it on or before the Closing Date.

(c)Payment to Shareholders of the Purchase Price in Section 3.2, the reimbursement in Section 3.3 and the Reimbursement in Section 3.4.

Article 5
COVENANTS

5.1The Company and Shareholders covenant and agree that:

(a)from the Effective Date through the Closing Date, the Company and Shareholders shall conduct the Company’s business in the ordinary course consistent with the Company’s past practice and shall not engage in any extraordinary transaction without the Buyer’s prior written consent. Without limiting the foregoing, neither the Company nor the Shareholders shall, without the Buyer’s prior written consent:

(i)dispose of any material assets;

(ii)increase the annual level of compensation of any person, materially increase the annual level of compensation of any other employee or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

(iii)issue any equity securities or options, warrants, rights or convertible securities; pay any dividends, redeem any securities or otherwise cause assets of the Company to be distributed to any of its shareholders;

(iv)borrow any funds; or

(v)forgive or cancel any indebtedness or waive any claims or rights of material value including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company.

(b)Shareholders shall use their best efforts to effectuate the transfer of the Environmental Permits to the Company with the respective regulatory agencies no later than thirty (30) days after the Closing Date. Until such time as the Environmental Permits have been transferred, Shareholders and the Company agree to assist Buyer with conducting operations in such manner consistent as prior to Closing.

(c)After Closing Date, from time to time at Buyer’s and/or the Company’s request and without further consideration, Shareholders, at no cost to Shareholders, shall execute and deliver to Buyer such further instruments of conveyance and transfer permits, application and filings (documents), and shall take such further action as Buyer and/or the Company may reasonably request in order to carry out the purposes and intents of this Agreement, including vesting marketable title and operational control of the Property in the Company.  All documents and instruments shall be prepared by Buyer and/or the Company at no cost to Shareholders.

(d)Neither the Company nor the Shareholders will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

(e)The Company and the Shareholders will immediately notify Buyer and/or the Company of any claim, complaint or suit of which they may learn regardless of whether such Knowledge arises before or after Closing, which could restrict or adversely affect or limit the rights granted to Buyer and/or the Company pursuant hereto.

(f)Excluding any interest acquired pursuant to Section 5.2(d) herein, it will convey to the Company any future property interest or right to receive proceeds of production from, any mining license, lease, grant, concession, claim, permit, patent, or other form of mineral tenure located wholly or partly within the Area of Interest (the “Acquired Interest”) acquired after the Closing Date, and such Acquired Interest shall be included in and shall form part of the Property and be subject to this Agreement as if it were originally included in the definition of “Property” in Section 1.1 hereof and any mining claims therein shall be considered “TXAU Adjacent Claims” for purposes of this Agreement, and shall be subject to the TXAU Adjacent Claims Royalty.    However, this paragraph (f) shall not apply to any Acquired Interest of Shareholders acquired by abandonment pursuant to Section 5.2(d) and Section 5.2(e).

5.2Buyer covenants and agrees that:

(a)it shall pre-pay the existing Isabella Royalty to the unrelated third party beginning on the Closing Date pursuant to the terms of the Lease on the Isabella Claims  and shall pay on future production the Isabella Royalty, the Isabella-Pearl Royalty, ARO-NV Third Party Royalty, ARO-NV-Walker Royalty and the TXAU-Walker Royalty pursuant to the terms of each respective royalty agreement.

(b)within three months of having received the applicable water drilling permit from the State of Nevada Division of Water Resources and any other agency approval required it shall commence drilling a water well on the Property or shall pay to Shareholders US$100,000.00 for failure to commence drilling such water well.  The foregoing notwithstanding, the presence or absence of water in the well shall not be determinative and shall not trigger the US$100,000.00 penalty.

(c)it shall diligently pursue permitting and mine development in a commercially reasonable manner on the Isabella Claims and Isabella-Pearl Claims and fully cooperate with Shareholders in its fulfillment of the covenants set forth in this Article 5, including any applications for any governmental licences, Permits and approvals or notices required to be filed with the Bureau of Land Management, the State of Nevada, or any other Governmental Authority.

(d)it shall maintain the ARO-NV Claims and TXAU Adjacent Claims in good standing, including payment of all applicable fees and assessments and shall further return and assign to Shareholders, at no cost, any of the ARO-NV Claims or TXAU Adjacent Claims should Buyer determine to abandon such claims.

(e)it shall expend a minimum of US$200,000.00 over a period of five years from the Closing Date on exploration activities to be conducted on the TXAU Adjacent Claims and ARO-NV Claims which may include but are not limited to, mapping, geophysics, rock chip sampling, channel sampling and exploration drilling or upon failure to complete such exploration activities in the dollar amount or time period prescribed herein, Buyer shall return and assign to Shareholders the TXAU Adjacent Claims and ARO-NV Claims at no cost and in good standing.

(f)it shall retain HB Engineering Group of Reno, Nevada or equally qualified consultant to assist in the advancement of permitting the mining project on the Isabella-Pearl Claims and Isabella Claims.

(g)it shall comply with all applicable requirements of the Securities Act, and the Exchange Act and all other applicable federal, state, and local laws, rules and regulations, including but not limited to its obligation to file all such reports required by the SEC and necessary to maintain adequate current public information in accordance with Rule 144, and shall further take any and all reasonable and necessary steps to maintain the listing of the Stock Consideration on any stock exchanges where such securities are listed for trading as of the Closing Date, including but not limited to the NYSE MKT.

(h)With a view to making available to the Shareholders, which shall be referred to as “Holders” in this paragraph (h), of the Stock Consideration the benefits of Rule 144 of the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell the Stock Consideration to the public without registration, Buyer shall:

(i)furnish to any Holder so long as the Holder owns the Stock Consideration, promptly upon request, a written statement by Buyer as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents so filed or furnished by Buyer as such Holder may request in connection with the sale by Holder of the Buyer Shares without registration.

(ii)cooperate with the Holders of the Stock Consideration to facilitate the timely preparation and delivery of certificates representing the Stock Consideration to be sold pursuant to Rule 144 free of any restrictive legends and representing such number of shares of Stock Consideration and registered in such names as the Holders of the Stock Consideration may reasonably request a reasonable period of time prior to sales of the Stock Consideration pursuant to Rule 144; provided, that the Buyer may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company's Direct Registration System (the "DTCDRS");

(iii)at Holder’s request upon the expiration of minimum mandatory holding period imposed by Rule 144 (or such shorter holding period as may be imposed under other applicable federal or state securities law), provide the applicable transfer agent with instructions to remove any stop order on its books with respect to the Stock Consideration, effect the transfer of the Stock Consideration as described hereunder, and issue printed certificates for the Stock Consideration free of any restrictive legend and which are in a form eligible for deposit with The Depository Trust Company; provided, that the Buyer may satisfy its obligations hereunder without issuing physical stock certificates through the use of the DTCDRS;

(iv)otherwise use its best efforts to take all other steps necessary or desirable to effect the transfer of the Stock Consideration pursuant to Rule 144 and other applicable law, as contemplated hereby.

(v)All expenses incurred by the Buyer in complying with its obligations pursuant to this Agreement, including without limitation, such costs as may be necessary to cause the Stock Consideration to become unrestricted and freely transferable, shall be paid by Buyer.

(i)In the event Buyer or the Company acquires an Acquired Interest after the Closing Date, such Acquired Interest shall be included in and shall form part of the Property and be subject to this Agreement as if it were originally included in the definition of “Property” in Section 1.1 hereof and any mining claims therein shall be considered “TXAU Adjacent Claims” for purposes of this Agreement, and shall be subject the TXAU Adjacent Claims Royalty.

(j)The Buyer will not undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

Article 6
Taxes

6.1The Shareholders shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recording fees and similar charges that may be payable in connection with the transactions contemplated by this Agreement.

6.2The Shareholders shall prepare, or cause to be prepared, and file, or cause to be filed, all tax returns of the Company for all periods ending on or prior to the Closing Date and Buyer shall be responsible for preparing and filing all tax returns of the Company for periods beginning after the Closing Date.

Article 7
SURVIVAL AND INDEMNIFICATION

7.1All representations and warranties of the Company and the Shareholders contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of five (5) years from the Closing Date (“Survival Period”), and such representations and warranties shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired after Closing Date. The covenants and agreements of the Company, the Shareholders and the Buyer contained in this Agreement or in the Transaction Documents shall survive the Closing.  All representation and warranties of the Buyer contained in this Agreement or in the Transaction Documents shall survive for a period of five (5) years from Closing.

7.2Subject to the Cap contained in Section 7.7 below and the parties’ right to cure under Section 7.4, the Shareholders shall indemnify, defend and hold harmless Buyer and the Company from and against all claims, damages, losses, liabilities, costs, expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions and any damages or additional tax costs attributable to any reductions in any tax attributes of the Company for taxable periods after the Closing Date) (“Damages”) incurred by the Company prior to the Closing Date or resulting from:

(i)any breach by the Company or the Shareholders of any representation or warranty in this Agreement or any Transaction Document;

(ii)any breach of any covenant, agreement or obligation of the Company or the Shareholders contained in this Agreement or any Transaction Document;

(iii)an misrepresentation contained in any statement, certificate or schedule furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement, the Transaction Documents or in connection with the transactions contemplated thereby;

(iv)any state and local income, sales, business and occupation, franchise, or other activity-based tax liabilities incurred by the Company on or prior to the Closing Date, and any taxes arising out of or resulting from the payment of the Purchase Price; or

(v)any claims or legal proceedings against the Company arising prior to the Closing Date.

7.3Subject to the parties’ right to cure under Section 7.4, The Buyer shall indemnify and hold the Shareholders harmless from any and all Damages resulting from (i) any breach of any representation or warranty made by the Buyer in this Agreement or in any Transaction Document and (ii) any breach by the Buyer of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

7.4Whenever any claim shall arise for indemnification under Article 7 of this Agreement, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the existence of the claim and, when known, the facts constituting the basis for such claim. If an Indemnifying Party is in default in the performance of any of the other representations, warranties, covenants of or conditions contained in this Agreement, the Transaction Documents or any certificate delivered pursuant thereto, the Indemnifying Party shall be given the opportunity to cure such default within thirty (30) days after notice of such default or if any such default is of such nature that it cannot be completely cured within such period, then Indemnifying Party shall be given an opportunity to cure such default if the Indemnifying Party commences such curing action within thirty (30) days after notice of such default and shall thereafter diligently and in good faith proceed and continue to cure such default and shall succeed in curing such default within a reasonable period of time, not to exceed ninety (90) days.  In the event any such claim for indemnification is made resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising from such claim. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification as provided in Section 7.5 below.

7.5In connection with any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person or entity who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and the Indemnifying Party may defend against such claim or litigation, in a manner as it deems appropriate, including without limitation, settling such litigation or claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or resulting litigation within ninety (90) days after the date that notice of such claim is received from the Indemnified Party, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

7.6Notwithstanding anything in this Agreement to the contrary, the Buyer with the written agreement of the Shareholders may set off any amount to which it may be entitled under Article 7 of the Agreement against amounts otherwise payable under this Agreement. If the Buyer and Shareholders are unable to reach an agreement or settlement as to the appropriate amount of a set off within ninety (90) days of the notice provided for under Section 7.4, then the parties shall submit such claim to binding arbitration.  Such arbitration shall be determined and settled by arbitration in the State of Nevada by a single arbitrator in accordance with the Streamlined Arbitration Rules of JAMS. Any arbitrator selected must have experience as an arbitrator and specialized knowledge of corporate law.  The exercise of such right of setoff by the Buyer, pursuant to this Section 7.6, will not constitute an event of default under this Agreement and will not constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it in connection with this Agreement.  Notwithstanding the foregoing both parties shall have an obligation to take reasonable steps to mitigate any Damages.

7.7 Notwithstanding anything in this Agreement to the contrary (i) Shareholder shall not be liable to Buyer or Company for indemnification to the extent that aggregate amount of Damages is less than Twenty Five Thousand and no/100ths Dollars ($25,000.00); and (ii) the maximum amount of Damages under this Agreement which Shareholders shall be liable for any Damages related to the Shareholders’ or Company’s breach of a representation, warranty or covenant to deliver to Buyer good title in and to the Mining Claims is the aggregate value of the Purchase Price as determined at Closing and for all other indemnification obligations hereunder the maximum amount of such Damages for which Shareholder shall be liable in the aggregate shall be fifty percent (50%) of the Purchase Price as determined at Closing (“CAP”).  The parties agree that this Cap on Damages shall not apply to Damages awarded for actual fraud.

Article 8
notice

8.1 Any notice or other writing, required or permitted to be given hereunder, or for the purposes hereof to either party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if by facsimile or e-mail if confirmation of transmission to the recipient is received:

(a)	In the case of notice to Buyer, at:

Gold Resource Corporation
2886Carriage Manor Point
Colorado Springs, Colorado 80906
Attention: Jason Reid, President
Fax: (303) 320-7835
E-mail: jasonreid@goldresourcecorp.com

(b)	In the case of notice to Shareholders, at:

TXAU Management, LLC
1840 Maryland Street
Houston, TX 77006-1720
Attn: Henry R. Johnston, President
rusty.johnston@live.com

or at such other address or addresses as the parties to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this Section 8.1.  Any notice delivered to the party to whom it is addressed as heretofore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day.

Article 9
MISCELLANEOUS

9.1This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.2The Schedules attached to this Agreement shall be deemed to be incorporated in, and to form part of, this Agreement.

9.3If any provision of this Agreement is held to be invalid or unenforceable, then such provision will be fully severable from this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected thereby. In lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be reasonably possible and valid and enforceable.

9.4No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

9.5The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

9.6This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

9.7Except as otherwise provided herein including without limitation as provided in Sections 3.3 and 5.2(h)(v), each party to this Agreement shall be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and Transaction Documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

9.8This Agreement will be governed and construed according to the laws of the State of Nevada applicable therein and the parties hereby attorn to the jurisdiction of the Washoe County District Court of the State of Nevada in respect of all matters arising hereunder.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

GOLD RESOURCE CORPORATION

By:	/s/ Jason Reid
Jason Reid, CEO and President

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SHAREHOLDERS:

TXAU DEVELOPMENT, LTD.

By:	TXAU MANAGEMENT, LLC,
Its:	General Partner

By:	/s/ Henry R. Johnston
Henry R. Johnston, President

TXAU INVESTMENTS, LTD.

By	TXAU MANAGEMENT, LLC,
Its:	General Partner

By:	/s/ Henry R. Johnston
Henry R. Johnston, President

COMPANY:

WALKER LANE MINERALS CORP.

By:	/s/ Henry R. Johnston
Henry R. Johnston, President

SCHEDULE A

LIST OF ASSETS

MINING CLAIMS

Note:  All of the following are unpatented mining claims and “ownership” or “possessory title” is held subject to the paramount title of the United States of America

A.Isabella Claims

Company will receive a 50% interest in lessees’ interests in a lease of these claims, a 50% ownership in the claims, and a 50% interest in a 6% gross receipts production royalty.

Isabella #1	NMC 235711
Isabella #2	NMC 235712
Isabella #3	NMC 235713
Isabella #12	NMC 170214
Isabella #13	NMC 170215
Isabella #14	NMC 170216
Isabella #15	NMC 170217
Isabella #16 Fr.	NMC 170218
Isabella #17 Fr.	NMC 170219
Isabella #19 Fr.	NMC 170221

B.Isabella-Pearl Claims (48 claims)

These claims are being conveyed subject to a reservation of a 3% net smelter returns royalty and royalty agreement.

Vulture Dog 1-15	NMC 84621-84635
Vulture Dog 16	NMC 84751
Vulture Dog 22	NMC 315752
Soda 5	NMC 636629
Soda 6-13	NMC 405057-405064
Soda 19-26	NMC 405070-405077
Soda 32-35	NMC 636630-636633
Soda 36	NMC 405087
Soda 37-38	NMC 602527-602528
Soda 46-48	NMC 636634-636636
Soda 49-52	NMC 405100-405103

C.TXAU Adjacent Claims (258 claims)

 These claims are being conveyed with a reservation of a 1% net smelter returns royalty  and subject to a royalty agreement.

Hard Yakka 5-6	NMC 298885-298886
New Copper Cliffs 1-5	NMC 842885-842889
Island 2	NMC 218088
Island 4-6	NMC 218090-218092
HY 505-506	NMC 223150-223151
HY 508	NMC 223153
HY 510-511	NMC 223155-223156
SOD #1	NMC 1053898
SOD #2	NMC 1053899
SOD #3	NMC 1053900
SOD #4	NMC 1053901
SOD #5	NMC 1053902
SOD #6	NMC 1053903
SOD #7	NMC 1053904
SOD #8	NMC 1053905
SOD #9	NMC 1053906
SOD #10	NMC 1053907
SOD #11	NMC 1053908
SOD #12	NMC 1053909
SOD #13	NMC 1053910
SOD #14	NMC 1053911
SOD #15	NMC 1053912
SOD #16	NMC 1053913
SOD #17	NMC 1053914
SOD #18	NMC 1053915
SOD #19	NMC 1053916

GL 344	520617
GL 355	520628
GL 370	520641
GL 378	520649
GL 379	520650
GL 380	520651
GL 381	520652
GL 385	520655
GL 386	520656
GL 387	520657
GL 390	520660
GL 392	520662
GL 393	520663
GL 394	520664
GL 395	520665
GL 396	559377
HY 61	223041
HY 209	151221

HY 210	151222
HY 211	151223
HY 212	151224
HY 213	151225
HY 214	223143
HY 215	223144
HY 216	223145
HY 306	319125
HY 307	319126
HY 308	319127
HY 309	319128
HY 310	319129
HY 311	319130
HY 600	319131
HY 603	319134
HY 609	319140
HY 609 FR	319141
HY 612	319144
HY 617	319149
HY 618	319150
HY 619	319151
HY 622	319154
HY 625	319157
HY 626	319158
HY 627	319159
HY 628	319160
HY 629	319161
HY 630	319162
HY 631	319163
HY 632	673880
HY 633	319165
HY 634	319166
HY 635	319167
HY 636	319168
HY 639	319171
HY 640	319172
HY 641	319173
HY 642	319174
HY 748	470082
HY 749	470083
RLE 3	133570
RLE 4	133571
RLE 5	133572
RLE 6	133573
RLE 7	329930

Brown Derby 2	255811
Brown Derby 3	255812

GL 4	470986
GL 5	470987
GL 14	470988
GL 15	470989
GL 103	476566
GL 104	476567
GL 105	476568
GL 106	476569
GL 107	476570
GL 108	476571
GL 109	476572
GL 110	476573
GL 111	476574
GL 112	476575
GL 113	476576
GL 114	476577
GL 115	476578
GL 116	476579
GL 119	472828
GL 120	472829
GL 121	472830
GL 122	472831
GL 124	472833
GL 126	472835
GL 127	472836
GL 128	472837
GL 129	472838
GL 130	472839
GL 131	472840
GL 132	472841
GL 133	472842
GL 134	472843
GL 135	472844
GL 136	472845
GL 137	472846
GL 138	472847
GL 139	472848
GL 140	472849
GL 141	476580
GL 142	476581
GL 397	559378
GL 398	559379
GL 399	559380
GL 400	559381
GL 401	559382
GL 402	559383
GL 403	559384
HY 66	223046

HY 67	223047
HY 68	223048
HY 69	223049
HY 70	223050
HY 71	223051
HY 76	223056
HY 651	366936
HY 652	366937
HY 653	366938
HY 654	366939
HY 655	366940
HY 656	366941
HY 657	366942
HY 658	366943
HY 659	366944
HY 660	366945
HY 661	366946
HY 662	366947
HY 739	470073
HY 740	470074
HY 741	470075
HY 742	470076
HY 743	470077
HY 744	470078
HY 745	470079
HY 746	470080
HY 747	470081

GL 203	NMC 505509
GL 204	NMC 505510
GL 205	NMC 505511
GL 206	NMC 505512
GL 219	NMC 505516
GL 220	NMC 505517
GL 221	NMC 505518
GL 222	NMC 505519
GL 223	NMC 505520
GL 224	NMC 505521
GL 226	NMC505523
GL 227	NMC 505524
GL 228	NMC 505525
GL 229	NMC 505526
GL 230	NMC 505527
HY 109	NMC 223089
HY 110	NMC 223090
HY 115	NMC 223095
HY 116	NMC 223096

HY 122	NMC 223102
HY 123	NMC 223103
HY 124	NMC 223104
HY 125	NMC 223105
HY 126	NMC 223106
HY 127	NMC 223107
HY 128	NMC 223108
HY 129	NMC 223109
HY 132	NMC 223112
HY 134	NMC 223114
HY 135	NMC 223115
HY 136	NMC 223116
HY 137	NMC 223117
HY 138	NMC 223118
HY 139	NMC 223119
HY 142	NMC 223122
HY 143	NMC 223123
HY 144	NMC 223124
HY 145	NMC 223125
HY 146	NMC 223126
HY 147	NMC 223127
HY 148	NMC 223128
HY 149	NMC 223129
HY 150	NMC 223130
HY 151	NMC 223131
HY 152	NMC 223132
HY 153	NMC 223133
HY 154	NMC 223134
HY 679	NMC 381694
HY 680	NMC 381695
HY 689	NMC 381704

Ben 13	NMC 419916
Ben 14	NMC 419917
Ben 8	NMC 419911
Civit Cat 1	NMC 117958
Civit Cat 2	NMC 117959
Civit Cat 3	NMC 117960
Civit Cat 4	NMC 117961
Civit Cat 5	NMC 117962
Civit Cat 6	NMC 340103
Civit Cat 7	NMC 340104
Civit Cat 8	NMC 340105
Hard Yakka 1	NMC 298881
Hard Yakka 3	NMC 298883

HY 203	NMC 151215
HY 204	NMC 151216
HY 205	NMC 151217
HY 206	NMC 151218
HY 207	NMC 151219
HY 208	NMC 151220
HY 300	NMC 319119
HY 301	NMC 319120
HY 302	NMC 319121
HY 303	NMC 319122
HY 304	NMC 319123
HY 305	NMC 319124
HY 502	NMC 223147
HY 615	NMC 319147
HY 616	NMC 319148
Island 10	NMC 218096
Island 11	NMC 218097
Island 12	NMC 218098
Yo Ho	NMC 602526
New 644	NMC 814799

D.ARO-NV Claims

These  Claims are being conveyed subject to an existing  2% net smelter returns royalty in favor of Hecla Mining Company and subject to an additional reservation of a  1% net smelter returns royalty and royalty agreement.

Nevada Crown No. 1-2	NMC 56909-56910
Nevada Crown No. 5-7	NMC 56911-56913
Nevada Crown 10-11	NMC 56914-56915
Nevada Crown 13	NMC 56917
Nevada Juneau No. 12-15	NMC 56919-56922
ARO No. 1-4	NMC 392308-392311
ARO No. 6-14	NMC 392313-392321

Leases

1)Isabella Claims – TXAU Investments

Lease, dated April 1, 1992, recorded by memorandum dated June 15, 1992, in Book 146 OR, page 978 (Mineral County, NV), executed by Sarah D. Narkus, Natasha Matkin-Hayes,

William M. Longhurst, John Longhurst, Caroline Merrick, Marguarite Cole, and Combined Metals Reduction Company (“CRMC”).  TXAU Investments Ltd., succeeded to CMRC’s interest in the lease pursuant to a Trustee’s Deed, dated August 13, 1999, recorded May 14, 2004, Doc # 131124, executed by First American Title Insurance Company in Favor of TXAU.   Company will receive a 50% undivided interest inLessor’s interest in the Lease including a 50% interest in a 6% gross receipts royalty, and a 50% ownership of the subject property.  Company will receive an assignment of the Lessee’s interest in the Lease.  The assignment of the Lessee’s interest in the lease will transfer the benefit of advance royalty payments that have been paid Lessors through August 2016, in the amount of $459,800.00. Affects Isabella 1, 2, 3, 12-15, and Isabella Fractions 16, 17, 19.

2)Lessor’s interest in a Lease dated May 28, 2015, by and between TXAU Investments, Ltd. and SMM Mining Inc., for non-metallic minerals.  Affects HY 61, 626, 617, 747, 748, 749 and GL 396.

WATER RIGHTS

Permits to Appropriate Water issued by the Nevada Division of Water Resources, numbers 79096, 82498, 83484, 83485

ENVIRONMENTAL PERMITS

Water Pollution Control Permit

Stormwater Pollution Prevention Permit

Other Assets

(1)  $ 34,000.00 cash held by the Nevada Reclamation Performance Bond Pool for permits NVN-69148 and NVN-60313.  These bonds on the property were contributed by Combined Metal Reduction Co (CMR).

(2)  $ 3,985.00 cash held by the Nevada Reclamation Performance Bond Pool for permit NVN-81762.

(3)  Drill core from 2007 drill program stored at the TXAU office/warehouse, 5325 Louie Lane, Reno, Nevada.

(4)  Intellectual property: Reports, computer generated pit designs and floating cones, metallurgical testing, past and present, core logs, photos of core, surveying and GIS plots, etc. stored or catalogued at McClelland Labs, Reno, Mine Development Associates, Reno, and/or the TXAU office/warehouse at Louie Lane.

(5)   Draft Environmental Assessment in Preparation as required by the US Bureau of Land Management, identified as NVN 86663 for the Isabella Pearl Project, Isabella/Pearl LLC as operator

(6)  Draft Plan of Operations being prepared for the Isabella Pearl Project, Isabella/Pearl LLC as operator

(7) All other reports, studies, samples, contractual rights related to the development of the Isabella Pearl project and Exploration Mining Claims.

SCHEDULE B

Kelvin J. Buchanan,

March  14, 2008

March  14, 2008

Kelvin J. Buchanan, President

HB Engineering  Group

P.O. Box 2391 Reno, Nevada

Dear Mr. Buchanan:

Pursuant to your request, we have examined certain evidence of title to certain unpatented mining claims located in Mineral County, Nevada (the "Subject Claims") and submit this report based on the results of that examination.

A.SUBJECT CLAIMS AND  SUBJECT  LAND

1.

Subject Claims

Claim Name		NMC Numbers

Isabella #1		235711
Isabella #2		235712
Isabella #3		235713
Isabella #12 to #15		170214 to l 70217
Isabella #16 Frac.		170218
Isabella # 17 Frac.		170219
Isabella #19 Frac.		170221

	(the "Isabella Claims").

Vulture  Dog #1 to #1584621 to 84635

Vulture  Dog #1684751

Vulture  Dog #22315752

(the "Vulture Dog Claims").

Soda #5	636629
Soda #6 to # 13	405057-405064
Soda #19 to #26	405070-405076

Kelvin J. Buchanan,

March  14, 2008

Soda #32 to #35 Soda #36		See Para. D 405087
Soda #37 to #38		602527-602528
Soda #46 to #48		636634-636636
Soda #49 to #52		405100-405103
(the "Soda Claims").

2. Subject  Land.  The  Subject  Claims  are  located  substantially  within  the following described  land ("Subject  Land"):

Township 9 North, Range 34 East, M.D.M. Sections 27, 34 and  35

Township 8 North, Range 34 East, M.D.M. Section 3

B.MATERIALS  EXAMINED

This report is based solely upon an examination of the following materials (the "Materials   Examined":

9.9Report of Jerry Carr, dated October 6, 2007, entitled "Preliminary review of selected unpatented mining claims, section 26, 27, 34 and  35, T9N, R34E  and  section  3, T8N, R34E, Mineral County, Nevada" Accompanying the Carr Report are  Mr.  Carr's abstracts, which summarize the records reviewed. There are four abstracts -  one labeled Annual Assessment, containing 5 pages (the  "Assessment  Abstract");  one  labeled Certificates of Location, containing 3 pages  (the  "Certificate  Abstract");  one  labeled Abstract of Title, containing 14 pages (the "Title Abstract"); and one referred to as the "Recorded Document Summary Sheets, containing 4 pages. Collectively  the  Mr.  Carr's Report  and the various  attachments  are referred  to as the "Carr Report."

2.Photocopy of Lease of Mining Property  affecting the Isabella  Claims, dated  as of April 1, 1992, naming Sarah D. Narkus, Natasha Matkin-Hayes, William Longhurst,  John Longhurst, Marguerite Cole and Caroline Merrick as lessors and Combined Metals Reduction  Company  as lessee, executed, however, by  only Natasha  Matkin-Hayes  as lessee.

3.Photocopy of a Deed of Trust, affecting the Subject Claims, dated June 28, 1996, effective as of April 12, 1996, recorded on July 31, 1996, in Book 166 OR, page 177, Doc.# 113614, executed by Combined Metals Reduction Company in favor of Chicago Title Insurance Company as Trustee and BBU Mezzanine  Fund II as the   beneficiary.

Kelvin J. Buchanan,

March  14, 2008

4.Photocopy of a Deed of Trust, affecting the Subject Claims, dated June 28, 1996, effective as of April 12, 1996, recorded on  December,  26,  1996, in  Book  168 OR,  page 520, Doc.# 115137, executed by Combined Metals Reduction Company in favor of Chicago Title Insurance Company as Trustee and BBU  Mezzanine  Fund  II  as  the beneficiary.

5.Photocopy of a Full Reconveyance, dated  October  28,  1996,  recorded October 30, 1996, in Book 167, page 426,  Doc.#  114277,  executed  by  BBU  Mezzanine Fund II.

6.Photocopy of a Assignment of Deed of Trust, dated August 13, 1999, recorded May 14, 2004, Doc.# 131033, from BBU Mezzanine Fund II to Tesoro Gold Company.

7.Photocopy of a Assignment of Deed of Trust, dated and recorded May 14,  2004, Doc.#  131034, from Tesoro  Gold Company  to Juneau  Exploration.

C.OWNERSHIP

Based solely upon our review of the Carr Report and subject to the defects, requirements, comments and qualifications set out below, as of September 14, 2007, at 8:30 a.m., we find title to the  Subject Claims to be as   follows:

1.Surface  Ownership:United  States of America100.00%

2.Mineral  Ownership:United  States of America100.00%

3.Possessory Title to the Isabella Claims:

Henry R. Johnston50.00%

Sarah D. Narkaus 25.00%

Natasha Matkin-Hayes 12.50%

John Longhurst12.50%

4.Leasehold  Interest  in  the  Isabella Claims:

TXAU  Investments, Ltd.100.00%

5.Possessory Title to the Remainder of the Subject Claims:

TXAU Investments, Ltd.100.00%

Kelvin J. Buchanan,

March  14, 2008

D.DEFECTS, IRREGULARITIES AND REQUIREMENTS.

1.Carr Report. Within the limitations imposed on the Carr Report, the report appears to reflect a thorough and competent examination of the appropriate records that reflect on the title to the Subject Claims.

We note that the Assessment Abstract contains notes regarding the transfers in the chain of title to the Subject Claims. As a result, the Assessment Abstract is difficult to read and decipher. For purposes of this report, we have relied on the written report as accurately reflecting what is reflected in the Assessment Abstract. We referred to the abstract only to clarify questions arising from our review of the Carr Report.

Requirement.  None.  Advisory Only.

2.BBU Deeds of Trust. Combined Metals Reduction Company ("CMRC") executed a Deed of Trust affecting the Subject Claims, dated June 28, 1996, effective as of April 12, 1996, recorded on July 31, 1996, in Book 166 OR, page 177, Doc.# 113614, in which Chicago Title Insurance Company was listed as the trustee and BBU  Mezzanine Fund II ("BBU") was listed as the beneficiary (the "First BBU Deed of Trust").

Reciting that it was the trustee under the June 28, 1996, Deed of Trust, BBU executed a Full Reconveyance of the Deed of Trust, dated October 28, 1996, recorded October 30, 1996, in Book 167 OR, page 426, releasing the First BBU Deed of Trust. The Materials Examined contain no substitution of trustee, appointing BBU as the trustee under the First BBU Deed of Trust. Under the terms of the deed of trust, BBU had authority to appoint a new trustee at any time, and it could choose to appoint itself  as the trustee.  BBU's execution of the Reconveyance suggests that this occurred, but this cannot be confirmed from the Materials Examined.

CMRC executed another Deed of Trust affecting the Subject Claims, and naming First American Title Insurance Company as trustee and Repadre International Corporation ("Repadre") as beneficiary, dated effective October 14, 1996, recorded October 30, 1996 in Book 167 OR, page 430, Doc.# 114281 (the "Repadre Deed of Trust").

An additional Deed of Trust, affecting the Subject Claims, was executed by CMRC in favor of Chicago Title Insurance Company as trustee, and BBU as beneficiary,  dated June 28, 1996, effective as of April 12, 1996, recorded on December, 26, 1996, in Book 168 OR, page 520, Doc.# 115137 (the "Second BBU Deed of Trust").

Although the First and Second BBU Deeds of Trust were executed on the same day, have the same effective date, are signed by the same individuals, notarized by the same notary, appear to secure the same debt, affect the same property, and have the same electronic trailer, they are not identical documents.  Slight differences in the signatures  and

Kelvin J. Buchanan,

March  14, 2008

the notary's handwriting and signature suggest that the two documents were separately signed In addition, the Second BBU Deed of Trust contains a new Article VI entitled "Recognition of Repadre Royalty. This Article states that the Second BBU Deed of Trust is subordinate to an option held by Repadre to acquire a net smelter return royalty that is reflected in a Memorandum of Option Agreement between CMRC and Repadre, dated October 29, 1996, recorded on October 30, 1996, file No. 114295, in Book 167, page 461 (the "Repadre Option") and that the Deed of Trust is subordinate to Repadre's prior rights under the Repadre Deed of Trust.

It appears that the Second BBU Deed of Trust is an altered version of the First BBU Deed of Trust, and that the alteration occurred several months after the execution  of the First BBU Deed of Trust. Supposedly, both of the BBU Deeds of Trust were executed and acknowledged on June 28, 1996, but the Second BBU Deed of Trust refers to recording information relating to the Repadre Option and the Repadre Deed of Trust, which information was not known in June of 1996, and could not be known until the  Memorandum of Option Agreement and the Deed of Trust were recorded in October of 1996.

By Assignment of Deed of Trust, dated August 13, 1999, recorded May 14, 2004, Doc.# 131033, BBU assigned  the  Second  BBU  Deed  of  Trust  to  Tesoro  Gold Company ("Tesoro"). By Assignment of Deed of Trust, dated and recorded May 14, 2004, Doc.# 131034, Tesoro assigned the Second Deed of Trust to Juneau  Exploration ("Juneau"). The BBU assignment to Tesoro and the Tesoro assignment to Juneau contain recitations similar to those in the Second BBU Deed of Trust. Each assignment states that the Second BBU Deed of Trust is subordinate to the Repadre Option and the Repadre Deed of Trust.

The Subject Claims were subsequently sold pursuant to the terms of the Repadre Deed of Trust, and the trustee under that instrument executed a Trustee's Deed, dated and recorded on May 20, 2004, Doc.# 131124, transferring the Subject Claims to TXAU Investments, Ltd. ("TXAU"), as the successor to Repadre. Assuming the trustee's sale of  the claims was regular and conformed with the Repadre Deed of Trust and Nevada statutes, the sale served to extinguish all junior interests in the Subject Claims. Thus, although the purpose of the Second BBU Deed of Trust is unclear; because that instrument was junior to the Repadre Deed of Trust, in our view whatever rights were created under the Deed of Trust and the subsequent assignments to Tesoro and Juneau were extinguished when the Subject Claims were sold pursuant to the terms of the Repadre Deed of Trust, again assuming that the sale was properly conducted.

Requirement: You should confirm that BBU executed a substitution of trustee appointing itself as trustee under the First BBU Deed of Trust and record evidence to that effect in Mineral  County.   If this fact  cannot  be  confirmed,  further  analysis  should be

Kelvin J. Buchanan,

March  14, 2008

undertaken to determine the effect of a beneficiary executing a reconveyance, without formally substituting itself as trustee. While such a reconveyance might not be technically correct, it would seem that in light of estoppel and similar doctrines, the beneficiary would have difficulty challenging the effectiveness of the reconveyance. The Second BBU Deed of Trust raises some concerns because it appears to be a doctored document and because it is unclear what its purpose was. Given the unusual nature of the document, you may wish to consider examining the procedures used in the trustee's sale under the Repadre Deed of Trust to assure yourself that the sale was conducted properly and served to extinguish all junior liens.

3.Potential Interests of  Repadre.  CMRC and  Repadre  executed  a Memorandum of Offer and Subscription Agreement affecting the Subject Claims, effective September 30, 1996, recorded January 26, 1999, Book 178 OR, page  725.  The Carr Report does not summarize the terms  of the  Agreement.  Accordingly, we  are unable  to comment  on what impact it might have on title to the  Subject Claims.  Repadre subsequently executed an Assignment to TXAU, dated March 30, 2004, recorded on April 9, 2004, Doc.# 130697, assigning Repadre's interest in the Repadre  Deed  of  Trust.  Because  the  Agreement  is  senior to the Repadre Deed of Trust, the trustee's sale under the trust deed would not act to extinguish any rights  Repadre  acquired  in the  Subject  Claims  under  the  prior  Agreement. In addition, the Repadre Assignment to TXAU refers to  an  unrecorded  agreement  dated March 8, 2004 among Repadre, TXAU and Henry R. Johnston. We assume that TXAU has satisfied itself that Repadre has no  remaining  interest  in the  Subject  Claims and that there  are no outstanding rights that might have arisen under either the September 30, 1996  Agreement  or the March  8, 2004 Agreement.

Requirement:  None.   Advisory Only.

4.Possibility of a Senior Lien. The Title  Abstract  includes  a  summary of a Deed of Trust affecting the Subject Claims, executed by CMRC in favor of First American  Title Insurance Company, as trustee, and James M. Alexander,  as beneficiary,  dated  March 28, 1994, recorded April 1, 1994, in Book 155 OR, page 610 (the  "Alexander  Deed  of Trust"). The Title Abstract does not describe a  reconveyance  of  the  Deed  of  Trust;  however, because the Carr Report does not discuss the lien, we have assumed that a reconveyance was recorded. If the  Subject  Claims  were  not  reconveyed  under  the Alexander Deed of Trust, the lien created pursuant to that  instrument  would  have  been  senior to the Repadre Deed of Trust and would  have  survived  the  trustee's  sale under  the later trust deed.

Requirement: You should confirm  that a reconveyance  of the  Subject Claims under the Alexander  Deed  of Trust was executed and recorded  in Mineral  County.

Kelvin J. Buchanan,

March  14, 2008

5.Isabella Claims: Execution of the TXAU Lease. A Memorandum of Lease, dated  April  1, 1992, was recorded  June  15, 1992, in Book  146 OR, page  978, listing   Sarah

D. Narkus, Natasha Matkin-Hayes, William M.  Longhurst,  John  Longhurst,  Caroline Merrick, Marguerite Cole as lessors, and CMRC  as lessee,  and  gave notice  of the  lease  of the Isabella  Claims to  CMRC.  TXAU  succeeded  to CMRC's  interest  in the  lease pursuant to a Trustee's Deed, dated August 13, 1999, recorded  May  14,  2004,  Doc.#  131124,  executed  by  First American  Title Insurance  Company  in favor of TXAU.

The copy of the Lease of Mining Property, dated  April  1,  1992,  (the  "TXAU Lease") we have reviewed lists the above named individuals  as lessors, but  is only executed  by Natasha Matkin-Hayes. The Materials Examined  do not reflect  that  Ms. Matkin-Hayes had  a power  of attorney to execute the lease in behalf  of the other listed  lessor.

Requirement: You should confirm that Ms. Matkin-Hayes had authority to execute  the TXAU Lease on behalf of the other lessor and record evidence to that effect in Mineral County.

6           Isabella   Claims:     Notable   Provisions   of   the   TXAU   Lease   -  Term and Purchase Option. The TXAU  Lease  provides  for  a production  royalty  of  6% of the gross receipts received by the lessee from  the  sale  of  minerals  from  the  Isabella  Claims. The lease  provides  for  a monthly  advance  minimum  royalty  payment  of  $1600,  which may  be offset against production  royalties  otherwise due under the lease.  The lessee may   not assign the lease without the consent of the   lessors.

The lease was issued with a perpetual term. For purposes of this Report we have not researched the enforceability of a perpetual lease; however, we note that a perpetual term raises concerns regarding whether the lease is unenforceable as an unreasonable restraint on alienation or under similar doctrines.

Finally, the lease provides that the lessee has the option to purchase  the property  at  any time during the term of the lease; however, no option  price  was  inserted  in  the  preprinted form. It is unclear whether the option is enforceable both because it does not establish a purchase price and because a perpetual option may be unenforceable under perpetuities, unreasonable  restraint  on alienation  or other  similar doctrines

Requirement: Additional analysis of the validity of the  lease  term  and  purchase option  should be undertaken  or the lease should be amended to address these    issues.

7.          Isabella  Claims  # 1 to  #3:   Duplicate  Claims.   There  appear  to be two  sets of claims filed  for  the  Isabella  # 1 to  #3  claims.  Joe  C. Morris  staked  the  Isabella  # 1 to #3 claims  on  January  30,  1982.  S.D.    Narkaus,  Suzanne  Matkin  and  William  M. Longhurst staked the Isabella # 1 to  #3  claims  on February  13,  1982.  BLM  assigned  the same  serial numbers  to the two  sets of claims and placed  both  sets of claims in the same  case file.

Kelvin J. Buchanan,

March  14, 2008

By Quitclaim Deed, dated April 12, 1983, recorded on May 5, 1983, in Book 90 OR, page 188, Joe C. Morris and Emma Morris and the Hardrock Mining Company transferred undivided interests in the Isabella and the Isabella #2-3 claims to a number of individuals, including Suzanne Matkin and Sarah D. Narkaus (as to a 1/2th interest) and William M. Longhurst (as to a 1/8th interest). Other, grantees under the Quitclaim Deed, included Marguerite Longhurst (1/8th interest), John Longhurst (1/8th interest), and William M. Longhurst, trustee  for Caroline  Longhurst  (1/8th interest).

In light of the quitclaim by Joe Morris, the question arises as to which of the two sets of claims is the senior and valid claim. If it is set located by Joe Morris, the ownership of the Isabella # 1 to #3 is as set forth in the ownership table above. If the claims located by S. D. Narkaus, Suzanne Matkin and William M. Longhurst are the valid claims, those individuals would have owned undivided 1/3rd  interests  in the claims.  Under this scenario, the current  ownership  of the three  claims would  be as follows:

Henry R. Johnston25.00%

Sarah D. Narkaus33.33%

Natasha Matkin-Hayes20.84%

William  M. Longhurst20.84%

As discussed elsewhere in this report, Natasha Matkin-Hayes' interest in the Isabella claims arises out of the following events. Suzanne Matkin died and  her  interest  in  the  Isabella Claims apparently passed to  Sarah D. Narkaus,  who executed  a Quitclaim Deed of  the Isabella Claims, dated May 18, 1987, recorded August 27, 1987, in Book  116 OR, page 370, quitclaiming  her  interest  in the claims to herself  and Natasha  Matkin-Hayes.

TXAU's interest in the lease is not affected by the question of the relative interests held by these individuals in the Isabella #1 to #3 claims, because each of the potential interest holders joined in the TXAU Lease, "as their interest may appear." The defect does, however, affect how advance minimum royalties and production royalties are paid under the lease.

Requirement: Before distributing further advance  minimum  royalties  under  the  TXAU Lease and any production royalties from these claims, corrective deeds should be executed  clarifying  the  respective  interests  of  each  of the  above  individuals  in the Isabella #1 to #3 claims

8     Isabella Claims:  Name  Changes.  Several individuals in the chain of title to  the Isabella Claims appear to have changed their surnames or used different versions of their  first  names  in  executing  documents,  but  there  is  no  evidence in the Materials

Kelvin J. Buchanan,

March  14, 2008

Examined establishing that the person receiving title under one name is the same person granting title under another name. These name variances include:

•

By Quitclaim Deed, dated April 12, 1983, recorded on May 5, 1983, in Book 90 OR, page 188, Joe C. Morris and Emma Morris and the Hardrock Mining Company transferred undivided interests in the Isabella Claims to a number of individuals. The grantees under the Quitclaim Deed included Marguerite Longhurst ( 1/8th interest) and William M. Longhurst, trustee for Caroline Longhurst (1/8th interest). Subsequently, Marguerite Cole and Caroline Merrick joined in executing the TXAU Lease in favor  of CMRC, dated  April 1, 1992, a memorandum of which was recorded June 15, 1992, Book 146 OR, page 978. We note that several documents in the chain of title to the Isabella claims were executed by Marguerite Longhurst Cole.

•

S.D. Narkaus, Suzanne Matkin and William M. Longhurst staked the Isabella #1 to #3 claims on February 13, 1982. In subsequent transfers in the chain of title, Sarah D. Narkaus accepted title and transferred title to the claims. In addition, Sarah D. Narkus and William Longhurst executed the TXAU Lease described above.

Requirement: You should confirm that Marguerite Longhurst is the same person as Marguerite Cole, that Caroline Longhurst is the same individual as Caroline Merrick,   that

S.D. Narkaus  is the same person as Sarah D. Narkaus  and Sarah D. Narkus, that  William

M. Longhurst is the same individual as William Longhurst. In each instance, evidence that these individuals are the same person should be recorded.

9.Isabella Claims: Missing Trust Conveyance. By Quitclaim Deed, dated April 12, 1983, recorded on May 5, 1983, in Book 90 OR, page 188, Joe C. Morris and Emma Morris and the Hardrock Mining Company transferred undivided interests in the Isabella Claims to a number of individuals. One of the grantees under the Quitclaim Deed was "William M. Longhurst, trustee for Caroline Longhurst" (as to a I/8th interest). The Materials Examined contain no evidence that Mr. Longhurst conveyed this interest held in trust to Ms. Longhurst. Nevertheless, Ms. Longhurst subsequently executed several documents in the chain of title to the Isabella Claims in her own name. The last document in the chain that she executed was the TXAU Lease, in favor of CMRC, dated April 1, 1992, a memorandum of which was recorded June 15, 1992, Book 146 OR, page 978. In executing the lease and the memorandum, Ms. Longhurst used the name Caroline Merrick.

Requirement: You should determine whether William M. Longhurst ever transferred this interest out of the trust to Caroline Longhurst, or obtain such a transfer, and record the transfer in Mineral County.

Kelvin J. Buchanan,

March  14, 2008

10.Isabella   Claims:    Interest   of  the  Heirs  of  Suzanne  Matkin.    By  Quitclaim Deed, dated April  12,  1983, recorded  on  May  5,  1983, in  Book  90  OR,  page 188,  Joe  C. Morris   and   Emma   Morris   and   the   Hardrock   Mining   Company transferred   undivided interests  in  the  Isabella  Claims  to  a  number  of  individuals, including Suzanne Matkin and Sarah D. Narkaus as to an undivided 1/2 interest.  Nevada statutes specify  that  a transfer  to two  or more  individuals  creates  a tenancy  in common, unless  a different  intent  is expressed in  the  document  of  transfer.    Nev.  Rev.  St.  § 111.060.  Accordingly,  it  appears  that  Ms. Matkin and Ms. Narkaus  held their interests in  the Isabella Claims as tenants  in  common.

By Affidavit of Death and Termination of Joint Tenancy, dated and recorded August 27, 1987, in Book 116 OR, page 366, Sarah D. Narkaus declared that Suzanne Matkin was deceased and that the joint tenancy the two of them held in the Isabella Claims had been terminated by the death. Joint tenancy is a type of co-ownership in which the interest of a joint tenant passes to the other joint tenant immediately upon death. Nevada  statutes provide that when property is held in joint tenancy, the recording of an affidavit of death indicating the death of one of the joint tenants raises a presumption that all interest of the deceased in the jointly held property has transferred to the surviving joint tenant. Nev. Rev. St. § 111.365. Nothing in the Materials Examined suggests that Ms. Narkaus and Ms. Matkin held their interest in the Isabella Claims as joint tenants. Accordingly, the Affidavit of Death does not establish that Ms. Narkaus succeeded to Ms. Matkin's interest in the claims.

Requirement: You should determine whether Ms. Matkin's estate was probated and whether Ms. Narkaus obtained a personal representative's deed as to this interest. If so, the deed should be recorded in Mineral County. If the estate was not probated, a determination of heirship order should be obtained from an appropriate court reflecting that Ms. Narkaus was Ms. Matkin's sole heir, and the order should be recorded in Mineral County.

11.Isabella  Claims:  Interest  of  Natasha  Matkin-Hayes   and  Henry  R.  Johnston. Subject to other defects noted elsewhere, Natasha Matkin-Hayes owned a 1/4th undivided interest in the Isabella Claims,  subject  to  the  TXAU  Lease.  By  Quitclaim  Deed, dated August 16, 2006, and recorded on August 25, 2006, Doc.# 139593, Ms. Matkin-Hayes transferred an undivided 1/8th interest in the Isabella Claims to Henry R. Johnston.  By Assignment   of  Lease,  also  dated  August   16,  2006  and  recorded   on  August 25, 2006, Doc.# 139594, Ms. Matkin-Hayes  assigned  her  interest  in  the  TXAU Lease  to  Henry  R. Johnston.

The result of these transfers was to transfer a 1/8th ownership interest in the Isabella Claims and a 1/4th lessor's interest in the TXAU Lease to Mr. Johnston, with Ms. Matkin  Hayes retaining a 1/8th  ownership  interest  in the Isabella  Claims.  Although it appears that the parties likely intended to transfer  all of Ms. Matkin-Hayes  interest in the Isabella Claims  to Mr. Johnston, this was not  accomplished  in these transfers.

Kelvin J. Buchanan,

March  14, 2008

Requirement:   None.   Advisory only.

12.Isabella Claims: Spousal Joinder Issues.  Nevada  is  a community  property state. A number of conveyances and other transfers affecting the Isabella Claims  were  executed by individuals, whose marital status is not noted in the Carr Report. If those individuals were married at the time of the  conveyances  and  if their  interest  in the  claims was held as community property, the transfers  were  void  or voidable  under  Nevada  law.  The only instrument posing this issue affecting TXAU's leasehold interest in  the  Isabella Claims is the TXAU Lease itself, under which Sarah D. Narkus, Natasha Matkin-Hayes, William Longhurst, John Longhurst, Caroline Merrick,  Marguerite  Cole purported  to  lease the Isabella Claims without  reciting  their marital  status or joining  their  spouse.

Although the spousal joinder issues posed by the following documents do not affect TXAU's leasehold interest in the Isabella  Claims,  they  do  affect  Henry  R.  Johnston's interest in the claims. Prior to paying Mr. Johnston any leasehold rentals or royalties, these issues should be resolved. The following  documents  pose  spousal joinder  issues affecting  Mr. Johnston's  interest  in the  Isabella Claims:

Quitclaim Deed, dated May 18, 1987, recorded August 27,  1987, in Book  116 OR, page 370, from Sarah D. Narkaus transferring a 114th undivided interest  in  the  Isabella  Claims to  Sarah D. Narkaus  and Natasha Matkin-Hayes.

Quitclaim Deed, dated August 16, 2006, recorded  on  August  25,  2006,  Doc.# 139593, from Natasha Matkin-Hayes transferring an undivided I/8th interest in the Isabella  Claims to Henry  R. Johnston.

Assignment of Lease, dated August 16, 2006, recorded on August 25, 2006, Doc.# 139594, from Natasha Matkin-Hayes assigning her interest in the TXAU Lease  to Henry  R. Johnston.

Quitclaim Deed, dated December 20, 2005, recorded on December 27, 2005, Doc.# 136874,, from William M. Longhurst transferring an undivided 1/8th interest in the Isabella Claims to Henry R. Johnston.

Assignment of Lease, dated December 20, 2005, recorded on December 27, 2005, Doc.# 136877, from William M. Longhurst assigning  his  interest  in  the  TXAU  Lease to Henry  R. Johnston.

Quitclaim Deed, dated December 21, 2005, recorded on December 27, 2005, Doc.# 136876, from Caroline Merrick transferring an undivided 1/8th interest in the Isabella Claims to Henry R. Johnston.

Kelvin J. Buchanan,

March  14, 2008

Assignment of Lease, dated December 21, 2005, recorded on December 27, 2005, Doc.# 136879, from Caroline Merrick assigning her interest in the TXAU Lease to Henry  R. Johnston.

Quitclaim  Deed,  dated  December  20, 2005,  recorded  on December  27, 2005, Doc.# 136875, from  Marguerite  Cole transferring  an undivided 1/8th interest in the Isabella Claims to Henry R. Johnston.

Assignment of Lease, dated December 20, 2005, recorded on December 27, 2005, Doc.# 136878, from Mar4guerite Cole assigning her interest in the TXAU Lease to Henry R. Johnston.

Requirement: The marital status of the individuals who executed the noted conveyances should be ascertained. If any of the individuals were married at the time of the conveyance, curative deeds executed by both spouses should be obtained and recorded in Mineral County. If any of the individuals were married at the time the TXAU Lease was executed, a confirmatory lease executed by both spouses should be obtained and a memorandum of the confirmatory lease should be recorded in Mineral County. If the individuals were not married at the time of these conveyances or execution of the  TXAU Lease or if their interest  in the Isabella Claims was held  as separate property, affidavits to that effect should be obtained and recorded  in Mineral   County.

13.Isabella   Claims:   Isabella   #1   Claim   Identified   as   the   Isabella   Claim. A number of documents  in the chain of title to the Isabella # 1 claim identifies  the claim as  the Isabella Claim; however, according to the  Carr  Report, these  documents  invariably  list the correct mining  claim  number  assigned  by  the  BLM  to the  Isabella  # 1 claim. Accordingly, we conclude that despite the error in the  claim name, these documents  adequately described the claim and were effective to transfer and interest in the Isabella # 1 claim.

Requirement:   None.   Advisory only.

14.Isabella  Claims:  Potential  Interest  Norsemont  Mining  Corporation.   The Carr Report notes that Norsemont Mining Corporation submitted  proofs  of labor  on the Isabella Claims for a number of years, but did not appear to have a record interest in the  claims. Norsemont did execute a Notice of Termination and Assignment of Interest, dated August 10, 1987, recorded on November 22, 1987, in Book 117 OR, page 865, relating to a lease of the Isabella Claims to Isabella Partners. Presumably, Norsemont's conduct  of assessment work on the claims was undertaken  pursuant  to  this  terminated  lease. Accordingly, Norsemont's  labor  on the claims does not appear to reflect  an adverse interest   in the claims.

Requirement:   None.   Advisory only.

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March  14, 2008

15.Isabella and Vulture Dog Claims: Potential Outstanding Leases. A Memorandum of Lease and Option to Purchase, dated April 29, 1983, recorded May 5, 1983, in Book 90 OR, page 198, gives notice that Suzanne Matkin, Sarah D. Narkaus, William M. Longhurst, Virginia L. Longhurst, Marguerite Longhurst Cole, John Longhurst and Caroline Longhurst had given a lease to the Hardrock Mining Company affecting the Isabella Claims.  The Materials Examined do not reflect a termination of the lease.

By Quitclaim Deed, dated September 14, 1983, recorded, August 10, 1984, in Book 97 OR, page 950, Minerals Management, Inc. quitclaimed the Vulture Dog Claims to CMRC. By Assignment also dated September 14, 1983, recorded, August  10, 1984, in  Book 97 OR, page 949, Minerals Management, Inc. assigned a lease dated July 23, 1982, involving Minoza Mining Joint Venture, Auburn Mining Joint Venture, Queen Anne  Mining Joint Venture and Beatty Gold Joint Venture. It is not clear whether the lease  applies to the Vulture Dog Claims. The Materials Examined do not reflect a termination of the lease.

Requirement: Evidence that the Hardrock lease was terminated should be obtained and recorded in Mineral County. You should confirm that the lease involving the various joint ventures either does not affect the Vulture Dog Claims or, alternatively, obtain and record evidence in Mineral County that the lease has terminated.

16.Soda 5, 46, 47 and 48 Claims: Unsigned Certificates of Location. CMRC located the Soda 5, 46, 47 and 48 on September 18, 1991. No signatures appear on the certificates of location for these claims that were recorded in Mineral County and filed with BLM. Although certificates of location are typically signed, neither federal or state law requires signature. Federal law requires only that the certificate contain the name of the locator, the date of location and a description of the claim. 30 U.S.C. § 28. Similarly, Nevada state law governing the location of mining claims requires that the certificate include the name of the claim, the name of the locator and his mailing address, the date of location, the length and width of the claim and a description of the corners, and a statement that a map of the claim has been prepared, which is filed with the certificate. Nev. Rev.   St.

§ 517.050. Accordingly, we do not believe that the absence of signatures in the certificates affects the validity of the claims. You may wish to amend the claims to avoid questions being raised about the effect of the absence of signatures.

Requirement. We do not view the absence of signatures on the certificates of location as being "fatal" to the mining claims involved. In order to avoid a potential claim  by a rival locater that, as a result of this omission, the land covered by these claims remains open to location, you should file and record amended certificates of location.

17.Defects in Assessment Work. Prior to 1993, the Mining Law required that a claimant perform assessment work on or for the benefit each mining claim.      To qualify as

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assessment work, work must be "performed in good faith, tending to develop the claim and directly  facilitate  the  extraction  of  minerals    from  it."2  American  Law  of  Mining § 45.04[5][a],quoting   Fiske,   "Character of   the   Labor   or   Improvements,"   Annual Assessment  Work Manual 2-l , 2-10 (D. Sherwood ed., Rocky Mt. Min. L. Fdn. 1972).

It is unclear whether enough qualifying work was performed on some of the claims in some of the assessment years. In some years, work was conducted that may not qualify  as assessment work, such as surveying, mapping and assaying. In one instance no description of the work conducted was included in the assessment affidavit. In another instance, an assessment affidavit affecting some of the Subject Claims filed in 1988 erroneously stated that the period covered was September 1, 1985 to September 1, 1986.

Finally, although the Mining Law allows geological, geochemical or geophysical work as assessment work, the statute requires that if such work is relied upon, it be performed by a qualified expert and that a detailed report of the work be prepared and filed in the county. 30 U.S.C. § 28-1 (elec. 2007); see also 43 C.F.R. §§ 3836.12 to .14 (2007). The detailed report should describe the names, addresses and professional backgrounds of the qualified experts, the location of the work performed, the nature, extent and cost of the work and the expert's basic findings. 30 U.S.C. § 28-1 (elec. 2007); 43 C.F.R. § 3836.14 (2007). Geologic and geochemical work was conducted on certain of the Subject Claims, but it appears that in each instance, either no report was filed or the report that was recorded in the county did not satisfy these statutory requirements.

The Assessment Abstract and Carr Report reflect that there are defects in the assessment work or filings in the assessment years noted below. The work in question or other defect is reflected below in italics:

Claims Affected	Assessment Year	Work Performed
Vulture Dog #1-#16	1980-81	Surveying, geology, sampling (No geological report filed)
Vulture Dog #1-#16	1981-82	Road work, surveying
Vulture Dog #1-#16	1982-83	Roadwork, geology, sampling (No geological report filed)
Vulture Dog #1-#16	1983-84	Geology, geochemical (Report filed, but did not describe location of work or the basic findings of the work)
Vulture Dog#1-#16, #22	1985-86	References work described on Exhibit B; no Exhibit B attached
Isabella #1 to #3, #12 to #19	1980-81	Mining, road work, surveying, sampling, assaying, processing

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Isabella #1 to #3, #12 to #19	1982-83	Geochemistry (Report filed, but did not describe location of work or list the expert's address or professional background)
Isabella, Isabella #2 to #3, #12 to #19	1984-85	Trenching, sampling, assaying
Isabella #1 to #3, #12 #19	1985-86	Road building, sampling, assaying, geologic mapping
UnidentifiedClaim Group'	1987-88	Affidavit filed in 1988 stated that the work was completed in the 1985-86 assessment year

The geologic and geochemistry work appears inadequate because the requirements of 30 U.S.C.A. § 28-1 governing such assessment work were not satisfied. In two years, the work conducted on the Vulture Dog claims appears inadequate because no detailed report was recorded. In another year, the work conducted on that claim group may have been inadequate because the report that was filed did not satisfy the statutory requirements. Finally, the geochemical work conducted on the Isabella claims in the 1982-83 assessment year may have been inadequate because the report did not satisfy all of the statutory requirements. We note that in several circumstances the affidavits reflecting that geologic work was conducted also reflect that other qualifying assessment work was performed in those years. While it possible this other work might suffice to satisfy the annual assessment work requirement, this cannot be determined with certainty from the Materials Examined.

In addition, sampling, assaying, geological mapping, and surveying may not be viewed as complying with the requirement that assessment work tend to develop the claim

1  It is not clear from the Carr Report what claims were included in this affidavit; however, it appears that this defect affected  the  Soda claims.

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and facilitate the extraction of minerals from it. In each of the years in which this kind of work was recited as having been performed, other activities are recited as having been conducted that do appear to satisfy this requirement. Although it is possible that this latter type of work would be sufficient to satisfy the annual work requirement, this cannot be determined with certainty from the Materials Examined.

These defects might indicate that the usual presumption attendant to a filing of an affidavit of labor that adequate assessment work was done may not be available for the relevant assessment years. However, proof that proper assessment work was performed in the pertinent assessment year can be established by other evidence, if such evidence exists. If proper assessment work was not in fact performed during the years noted above, land included within the affected claims was open to location by rival claimants until qualifying assessment work was resumed. Because the Carr Report does not include a conflicting claims analysis, it is unclear whether a rival claimant could argue because of the defective assessment work, his claims are senior to the affected Subject Claims.

In addition, under current BLM regulations, failure to comply substantially with assessment work requirements can lead to claim forfeiture where the land is withdrawn from mineral entry or the mineral for which the claim was located is no longer subject to the Mining Law. 43 C.F.R. § 3836.15. We note that in the past BLM did not limit its authority to cancel a claim for failure to substantially comply with assessment work requirements to situations in which the land is withdrawn of the mineral being no longer subject to the Mining Law. Previous regulations provided that failure to "comply substantially with the requirements of an annual expenditure of $100 in labor or improvements . . . will render the claim subject to cancellation." 43 C.F.R. § 3851.3(a) (2003). It is possible that in the future, the agency could again adopt this more aggressive policy.

Requirement: A claim conflict analysis should be undertaken to insure that no rival claimants over staked the land covered  by  the  affected  Subject  Claims  during  the periods that questionable assessment work was  performed.  We  are  aware  of  no  authority  that  would indicate that the possible deficiencies noted above are  such  that  "substantial compliance" with the assessment work requirements has not been achieved or that would support the use of the cancellation  proceedings  noted  above to cancel claims for these types   of irregularities. However, to avoid  any  possibility  of cancellation  proceedings,  you  may wish to consider relocating the affected claims.  Prior to doing  so, however, we recommend  that a careful claim conflict analysis be conducted to determine whether conflicting claims  affect the land. Ifthey do, additional consideration should be given to whether relocation is prudent.

18.Defects  in  Notice  of  Intent  to  Hold.   The  Carr  Report  notes  that  Notices of Intent filed  on  some  of  the  Subject  Claims  in  both  2003  and  2004  state that  the claimant

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intends to hold the claims for the 2003-04 assessment year. No Notice of Intent appears of record  stating that the claimant  intends to hold  the  claim  for the  2004-05  assessment  year.  It is not clear which claims are being  referred  to, but  it appears that the  comment relates to  the Soda claims. At most, this irregularity suggests that the usual presumption  attendant to filing a notice of intent to hold that the claimant did intend to hold the claims may not be available for the relevant assessment  years.  However,  because  the intent to hold  can readily be established by proof of the payment of the maintenance  fees  for  that  year,  we  do  not view this irregularity  as affecting the validity  of the  claims.

Requirement:   None.  Advisory Only.

19.Examination of the Soda #32- to #35. We note that although the Soda #32- to #35 claims are included in the Carr Report, the Certificate Abstract does not include a summary of the Certificates for these claims. Reference to these claims do appear in Assessment Abstract, suggesting that Mr. Carr did include the claims in his title review.

Requirement: You should confirm that Mr. Carr  did  include  the  claims  in  his  review and did review the Certificates of location for  these  claims  to  assure  that  they  comply  with all statutory  requirements.

20.Vulture Dog #16: Missing Case File: The Carr Report reflects that BLM could not locate the case file for the Vulture Dog #16 on the date of Mr. Carr's review and, accordingly, he was unable to ascertain the date upon which the Certificate of Location was filed with the BLM.

Requirement:  Additional inquiry should be made to ensure that the Certificate of Location for this claim was timely filed with the BLM. If it was not, the claim should be relocated.

21.Isabella # 1 to #3: Descriptions Defects. The Certificate Abstract indicates that the certificates of location for the Isabella # 1 to #3 claims contain mistakes in the descriptions of the claims. The notation is not clear as to what the mistake is, except that it appears to be mistakes in the calls to the corners of the claims. Federal and  state law require that certificates of location describe the location of the claims with reference to a natural object or permanent monument. The abstract indicates that, as required by state and federal law, a map of the claims was recorded in the county and filed with BLM. Ifwhen read in light of the map, the Certificate is clear as to where the claims are located, we do not believe the mistake in the description would be fatal to the claims.

Requirement: Additional analysis of the Certificates  and  the  mining  claim  map should be undertaken to ascertain whether the  Certificates  clearly  depict  the  location  of  these claims. Ifthey do, amended certificates of location and maps should be prepared and recorded   in  Mineral   County   and  filed  with  BLM  in  order  to  correct  the  errors  in    the

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Certificates. If it is concluded that the Certificates do not clearly depict the location of the claims, the claims should be relocated.

22.Failure to Identify Quarter Sections. The Assessment  Abstract  indicates that  the  certificates  of  location  for  the  Isabella  Claims,  the  Vulture  Dog  Claims,  and the Soda

#37 and #38 claims do not describe the quarter sections in which the claims are located, as required by federal regulations. 43  C.F.R.  § 3832.12.  However,  the  Carr Report  indicates that the maps that were filed with the claims supplied this missing information.  We  concur  that including the quarter section location on the claim maps was sufficient to satisfy the regulatory  requirement.

Requirement:   None.  Advisory only.

23.Vulture Dog #22: Possible Failure to File Map. The Assessment Abstract contains a column labeled "NRS 517.040." We assume that this column reflects whether a claim map was recorded in Mineral County as required by Nev. Rev. St. § 517.040 and filed with BLM as required by federal regulation. 43 C.F.R. § 3832.12. The notes indicate that no map was filed for the Vulture Dog #22. Because the Carr Report does not note this omission, it may be that the handwritten notation was made in error.

Requirement: It should be  confirmed  that  a map  was  filed for this claim.  If it was not, additional analysis should be undertaken to determine whether the claim should be relocated  or whether the omission can be cured by   amendment.

24.Maintenance Fee Filings. The Carr Report  notes  that  Mr.  Carr  did  not  review the maintenance fee payment for the Subject Claims for the 2007-2008 maintenance year, because you had assured  yourself  that  they  were timely  paid.  The report  also  notes that his examination of the county records  inadvertently  did not  include  an examination  of the Notices of Intent to Hold the Subject Claims recorded for the 1999-2000 to 2006-2007 period.

Requirement:  The Notices  of Intent to Hold  the  Subject  Claims  for the  1999-2000  to 2006-2007 period should be reviewed to assess  whether  they  comply  with  Nevada statutes. The maintenance fee  payments  filed  with  BLM  for  the  2007-2008  maintenance year  should be reviewed to assess whether  it complied  with federal  law.

25.Areas Closed to Mineral Entry. The Carr Report notes a 400  foot highway  right of way and a material site affect land included within the  Subject  Claims.  Attached  to the report is a serial register page for the material site right of way, which indicates that the material site was issued under the Federal  Highway  Act  of  1921.  Material  sites  issued  under that Act are closed to mineral entry.  The  report  does  not  indicate  under  what  authority the highway right of way was issued; however, it is possible that the land encompassed  within  that  right  of  way  is  similarly  closed  to  mineral  entry.   To  the extent

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that an otherwise valid unpatented mining claim overlaps onto land that is closed to entry, the claim is void as to the area of overlap. In the event the point of discovery for an unpatented mining claim is on land closed to entry, the claim is void in its entirety and any public land included within the claim is open for location.

Requirement: You should assure yourself  that  the  points  of  discovery  for  the Subject Claims  are located on open public  domain  land.

26.Conflicts With Senior Unpatented Claims. It  appears  that  in  preparing  the Carr Report Mr. Carr did  not perform  a claim  conflict  analysis  of the  Subject  Claims.  To the extent that an otherwise valid unpatented mining claim overlaps onto patented  land  or valid, senior unpatented claims, the claim is void as to the area of overlap.  In the  event the point of discovery for an unpatented mining claim is on patented land or land included  in a valid senior claim, the claim is void in its entirety and any public  land included within the  claim  is open for location.

Requirement: A qualified draftsman or engineer should plot the Subject Claims and all of the potentially conflicting claims in the area. You should then assure yourself that none of the points of discovery are located on patented land or senior valid claims.

27.Multiple Surface Use Act of 1955. The Subject Claims were located after passage of the Multiple Surface Use Act of 1955, 30 U.S.C. § 601. Pursuant to this Act, the surface rights associated with an unpatented mining claim are subject to the  rights  of the United States to manage and dispose  of the  vegetative  and  other  surface resources,  and to use the surface or to authorize others (including the general public) to traverse or to use the surface in a manner that does not unreasonably interfere  with  legitimate mining  operations.  As a result, the surface of the Subject Claims may  be  subject to  existing  or future  surface uses by third  parties.

Requirement: None, advisory only. Operations on the Subject Claims should be conducted with due regard for the rights of authorized conflicting uses of federal land.

E.COMMENTS AND QUALIFICATIONS

1.Discovery;   Physical   Acts   of   Location.      An   unpatented   mmmg   claim is created  by  performing  certain  acts  of  location  on the  ground  (e.g.,  erection  of  a discovery monument, marking of boundaries), making a "discovery" of a valuable mineral deposit (as defined in the general  mining  law)  within  the  boundaries  of  the  claim,  and filing  and recording  evidence  of  the  existence  of  the  claim.    An  unpatented  mining claim,  although properly   filed   and   recorded,   is  not   valid   until  the   locater   has   made a  discovery   and performed  such  physical  acts.    Determination  of  whether  a  discovery has occurred or the physical acts of location have been performed on the ground are determinations  that  are

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beyond the scope of this report. We therefore express no opinion as to the validity of any of the Subject Claims in this respect.

2.Lode vs. Placer Location. Federal and state laws and regulations distinguish between lode and placer deposits by providing similar but  separate procedures  for locating each type of claim. While it is often difficult to determine whether a deposit should be characterized as a lode or placer,  the difference  is critical to the validity  of the  claims,  for  use of the wrong type of location will result in an invalid  location.  The Materials  Examined  do not reflect whether the Certificates of Location describe the claims as lodes or placers. Determination as to whether the various areas of mineralization upon which  the  Subject Claims were located are properly characterized as lode or placer deposits is a geologic determination  that  is beyond  the  scope of our examination.

3.Assessment Work. As noted above, we did not review in detail Mr. Carr's handwritten notes regarding the annual assessment  work  filings  made  on  the  Subject  Claims. We did however, review the type of work that  was  performed  and noted  that  in  every assessment year for which work was required,  the  work  was  performed  on  one  or more contiguous claims for the benefit of a group of claims. The use of this type of work, commonly called "group assessment work", is  permissible  under  the  general  mining  law. The test under federal mining law for whether work performed outside the boundaries of a  claim (whether or not on a contiguous claim) qualifies as annual labor for  that  claim,  is whether  the work  was done in good faith for the development  of the   claim.

The question of whether group assessment work performed in any year actually benefited each and every claim listed in an affidavit of annual labor is necessarily based upon facts not of record. In preparing this report, we have assumed that all reported assessment work, including all group assessment work, was performed in good faith for the benefit of each of the Subject Claims.

4.Recording References. All references to recording information contained in this Title Report are references to the records of the Mineral County Recorder. References to OR are references to the Official Records of Mineral County Recorder.

5.General Limitations. This report does not address ownership of range improvements, rights-of-way and easements, if any, affecting the Subject Claims  and  is  subject to the completeness and accuracy of the Materials Examined;  apex  or  extralateral rights of any of the Subject Claims or conflicting or adjacent claims; interests of parties  in actual possession of the Subject Claims; facts which would be disclosed by an on-site  inspection and an accurate survey of the Subject Claims, including but not limited to, any interest which may have accrued  or might  now be accruing  as a result  of adverse possession of the Subject Claims by any person; easements or rights-of-way not of record; access; mechanic's  or  other  liens  caused  by  recent  improvements  not  yet  of record;  the  impact of

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bankruptcy or other insolvency laws; fraudulent or unauthorized conveyances;  legal  incapacity; government environmental controls or other regulations affecting operations;  or  any other matters not of record or otherwise ascertainable from an examination of  the  Materials Examined.

6.Reliance on this Report. This Report was written at the request of Kelvin J. Buchanan, President, HB Engineering Group for the benefit of TXAU. No other person  or entity may rely  on this Report without  our written  permission.

Sincerely,

Parsons Behle &  Latimer

Patricia J. Winmill

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SCHEDULE 2.1(q)

Buyer is aware that there exists a potential cloud to title relative to New Copper Cliffs 1-5 NMC 842885-842889 (“New Copper Cliffs Claims”).  TXAU Investments, Ltd. acquired the New Copper Cliffs Claims in 2004 and has paid annual BLM maintenance fees on the New Copper Cliffs Claims for years 2004 through the fee year ending August 31, 2017.  Since 2004, the former owner (or affiliate) of New Copper Cliffs Claims has paid annual BLM maintenance fees on claims he purports to be the same New Copper Cliffs Claims.  A potential exists that Buyer might have to defend its ownership of New Copper Cliffs Claims.

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